Exhibit 10.15

OFFICE FLEX LEASE

[TRIPLE NET]

250 Technology Parkway

Lake Mary, Florida

Landlord:	Sun Life Assurance Company of Canada, a Canadian corporation

Tenant:	FARO Technologies, Inc., a Florida corporation

Date:	September __, 2007

This Lease consists of four parts:

Part I	Cover Sheet
Part II	Standard Lease Provisions
Part III	Additional Provisions (if any) and
Part IV	Exhibits

EXHIBIT A - Floor Plan of Premises
EXHIBIT B - Legal Description of Lot
EXHIBIT C - Landlord’s Notice of Lease Term Dates
EXHIBIT D - Tenant Improvements
EXHIBIT E - Rules and Regulations

PART I

COVER SHEET

The terms listed below shall have the following meanings throughout this Lease:

DATE OF LEASE:	September , 2007, the date on which Landlord has signed this Lease

LANDLORD:	Sun Life Assurance Company of Canada, a Canadian corporation

TENANT:	FARO Technologies, Inc., a Florida corporation

TENANT’S ADDRESS:	525 Technology Parkway Lake Mary, Florida 32746

MANAGER:	Crescent Resources, LLC

MANAGER’S ADDRESS:	Crescent Resources, LLC, 300 Primera Boulevard, Suite 140, Lake Mary, Florida 32746, Attention: Diane S. Crouse, Senior Property Manager

PREMISES:	The area consisting of approximately 46,481 rentable square feet of the Building, as shown on Exhibit A attached hereto

BUILDING:	The building in which the Premises are located at 250 Technology Parkway, Lake Mary, Florida 32746, and consisting of a total of approximately 46,481 square feet of space

PROPERTY:	The Building and land located on a parcel in the legal description of which is shown on Exhibit B attached hereto

TENANT’S PERCENTAGE:	100% (46,481 rentable square feet in the Premises divided by 46,481 rentable square feet in the Building)

PERMITTED USES:	Office purposes and uses ancillary to office use, such as a kitchen, cafeteria and work out room; Tenant shall not be permitted to use as a call center or other high-intensity uses or for manufacturing or assembly.

TENANT IMPROVEMENTS:	See Exhibit D attached hereto

SCHEDULED COMMENCEMENT DATE:	October 1, 2007

TERM:	Sixty-five (65) full calendar months (“Expiration Date”).

BASE RENT (TRIPLE NET):	Tenant shall pay Base Rent for the Premises in accordance with the following schedule:

Months	Annual Rent p.r.s.f.	Rent Per Month
Commencement Date – 9/30/08	$9.75 NNN	$37,765.81 NNN
10/1/08 – 9/30/09	$10.05 NNN	$38,927.84 NNN
10/1/09 – 9/30/10	$10.35 NNN	$40,089.86 NNN
10/1/10 – 9/30/11	$10.65 NNN	$41,251.89 NNN
10/1/11 – 9/30/12	$10.95 NNN	$42,413.91 NNN
10/1/12 – Expiration Date	$11.25 NNN	$43,575.94 NNN

SALES TAX:	Tenant shall pay to Landlord, simultaneously with Tenant’s payments of such Base Rent, all Florida sales or rental taxes due on such rents. The current rate for such taxes in Seminole County is seven percent (7%).

PREPAID RENT:	First (1st) month Base Rent, Operating Expenses, Taxes and Capital Costs

SECURITY DEPOSIT:	$54,963.79

PUBLIC LIABILITY INSURANCE AMOUNT:	$3,000,000 combined single limit

BROKER(S):	Crescent Resources, LLC

GUARANTOR(S):	None

CONTINGENCY:	Tenant acknowledges there are currently existing tenants (the “Existing Tenants”) occupying portions of the Premises under an existing leases (the “Existing Leases”). This Lease is contingent upon Landlord entering into a termination agreement with the Existing Tenants of the Existing Leases on terms and conditions acceptable to Landlord, in Landlord’s sole discretion. Landlord agrees to use its reasonable efforts to obtain the termination agreement with the Existing Tenant, but shall not be liable to Tenant for any such failure. If this contingency is not satisfied on or before September 30, 2007, Landlord may at any time thereafter terminate this Lease upon prior written notice to Tenant and this Lease shall be deemed null and void and neither party shall have any further obligation to the other under this Lease.

TABLE OF CONTENTS OF STANDARD LEASE PROVISIONS

Page
ARTICLE I: PREMISES

1.1	Premises
1.2	Common Areas

ARTICLE II: TERM

2.1	Commencement Without Tenant Improvements
2.2	Commencement With Tenant Improvements

ARTICLE III: RENT

3.1	Base Rent
3.2	Additional Rent for Operating Expenses, Taxes, and Capital Costs

ARTICLE IV: DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

4.1	Condition of Premises
4.2	Delay in Possession
4.3	Delivery and Acceptance of Possession
4.4	Early Occupancy

ARTICLE V: ALTERATIONS AND TENANT’S PERSONAL PROPERTY

5.1	Alterations
5.2	Tenant’s Personal Property

ARTICLE VI: LANDLORD’S COVENANTS

6.1	Services Provided by Landlord
6.2	Repairs and Maintenance
6.3	Quiet Enjoyment
6.4	Insurance

ARTICLE VII: TENANT’S COVENANTS

7.1	Repairs, Maintenance and Surrender
7.2	Use
7.3	Assignment; Sublease
7.4	Indemnities
7.5	Tenant’s Insurance
7.6	Payment of Taxes
7.7	Environmental Assurances
7.8	Americans With Disabilities Act

ARTICLE VIII: DEFAULT

8.1	Default
8.2	Remedies of Landlord and Calculation of Damages

ARTICLE IX: CASUALTY AND EMINENT DOMAIN

9.1	Casualty
9.2	Eminent Domain

ARTICLE X: RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1	Subordination
10.2	Mortgagee’s Consent

ARTICLE XI: GENERAL

11.1	Representations by Tenant
11.2	Notices
11.3	No Waiver or Oral Modification
11.4	Severability
11.5	Requests by Tenant
11.6	Estoppel Certificate and Financial Statements
11.7	Waiver of Liability
11.8	Execution; Prior Agreements and No Representations
11.9	Brokers
11.10	Successors and Assigns
11.11	Applicable Law and Lease Interpretation
11.12	Costs of Collection, Enforcement and Disputes
11.13	Holdover
11.14	Force Majeure
11.15	Limitation On Liability
11.16	Notice of Landlord’s Default
11.17	Lease not to be Recorded
11.18	Security Deposit
11.19	Generator
11.20	Radon

PART II STANDARD LEASE PROVISIONS

ARTICLE I PREMISES

1.1 Premises.

(a) Demise of Premises. This Lease (the “Lease”) is made and entered into by and between Landlord and Tenant and shall become effective as of the Date of Lease. In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, on all of the terms and conditions set forth in this Lease.

(b) Intentionally Omitted.

(c) Access to Premises. Landlord shall have reasonable access to the Premises, at any time during the Term, to inspect Tenant’s performance hereunder and to perform any acts required of or permitted to Landlord herein, including, without limitation, (i) the right to make any repairs or replacements Landlord deems necessary, (ii) the right to show the Premises to prospective purchasers and mortgagees, and (iii) during the last nine (9) months of the Term, the right to show the Premises to prospective tenants. Landlord shall at all times have a key to the Premises, and Tenant shall not change any existing lock(s), nor install any additional lock(s) without Landlord’s prior consent. Except in the case of any emergency, any entry into the Premises by Landlord shall be on reasonable advance notice, and if available, Tenant shall have the right to accompany Landlord and/or its representatives during any such entry.

1.2 Common Areas. Tenant shall have the right to use, in common with other tenants, the Building’s common walkways and driveways necessary for access to the Building and the parking areas for the Building (“Common Areas”). Tenant’s use of the Building parking areas shall be on an unreserved, non-exclusive basis and solely for Tenant’s employees and visitors. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Date of Lease. If Landlord grants to any other tenant the exclusive right to use any particular parking spaces, neither Tenant nor its visitors shall use such spaces. Use of the Common Areas shall be only upon the terms set forth at any time by Landlord. Landlord may at any time and in any manner make any changes, additions, improvements, repairs or replacements to the Common Areas that it considers desirable, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s normal activities. Such actions of Landlord shall not constitute constructive eviction or give rise to any rent abatement or liability of Landlord to Tenant.

ARTICLE II TERM

2.1 Intentionally Deleted.

2.2 Commencement With Tenant Improvements. If Landlord is required to construct Tenant Improvements to the Premises pursuant to Exhibit D, the Scheduled Commencement Date shall be only an estimate of the beginning of the Term of this Lease and the actual commencement date (the “Commencement Date”) shall be the first to occur of (i) the date the Premises are offered by Landlord for occupancy following substantial completion of the Tenant Improvements to be constructed by Landlord pursuant to Exhibit D, as reasonably determined by Landlord, and any certificate or approval required by local governmental authority for occupancy of the Premises has been obtained, or (ii) the date Tenant enters into occupancy of the Premises.

If Landlord is obligated to construct Tenant Improvements pursuant to Exhibit D, the dates upon which the Term shall commence and end shall be confirmed in Landlord’s Notice of Lease Term Dates (“Notice”), substantially in the form attached as Exhibit C. Landlord shall deliver the Notice to Tenant after Landlord offers possession of the Premises to Tenant or Tenant enters into occupancy of the Premises. Tenant shall promptly return to Landlord a countersigned original of the Notice, provided that Landlord’s failure to deliver the Notice shall not delay the Commencement Date.

ARTICLE III RENT

3.1 Base Rent.

(a) Payment of Base Rent. Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term. If the Commencement Date is other than the first day of the month, Tenant shall pay a proportionate part of such monthly installment on the Commencement Date. An adjustment in the Base Rent for the last month of the Term shall be made if the Term does not end on the last day of the month. All payments shall be made to Manager at Manager’s Address or to such other party or to such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset. All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purposes of this Lease, and the words “rent” or “Rent” as used in this Lease shall mean both Base Rent and additional rent unless the context specifically or clearly indicates that only Base Rent is referenced. The first (1st) monthly installment of Base Rent shall be paid upon Lease execution by Tenant.

(b) Late Payments. Tenant acknowledges that the late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, if any rent or other sum due from Tenant is not received within five (5) days of the date due, Tenant shall pay to Landlord no later than ten (10) calendar days after the rental due date an additional sum equal to five percent (5%) of such overdue payment. In addition to such late charge, all such delinquent rent or other sums due to Landlord, including the late charge, shall bear interest beginning on the date such payment was due at the lesser of: (i) then maximum lawful rate permitted to be charged by Landlord or (ii) ten percent (10%) compounded monthly. The notice and cure period provided in Paragraph 8.1(a) does not apply to the foregoing late charges and interest. If payments of any kind are returned for insufficient funds Tenant shall pay to Landlord an additional handling charge of $50.00.

3.2 Additional Rent for Operating Expenses, Taxes, and Capital Costs.

(a) Additional Rent. For each Lease Year, Tenant shall pay to Landlord as additional rent the sum of (1) Operating Expenses, (2) Taxes and (3) the Capital Costs, times Tenant’s Percentage (“Tenant’s Share of Expenses”).

(b) Definitions. As used herein, the following terms shall have the following meanings:

(i)	Lease Year. Each calendar year wholly included in the Term and, if the Term does not begin on January 1st of the first year of the Term, the portion of a calendar year at the beginning and end of the Term.

(ii)	Operating Expenses. The total cost of operation of the Property, including, without limitation, (1) premiums and deductibles for insurance carried with respect to the Property; (2) all costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (including utilities, unless the cost of any utilities is to be paid for separately by Tenant pursuant to Paragraph 6.1(b)); (3) all labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs, and employee benefits; (4) all maintenance, management (not to exceed five percent (5%) of gross revenues of the Building), janitorial, inspection, legal, accounting, and service agreement costs related to the operation, maintenance, and repair of the Property or any part thereof, including, without limitation, service contracts with independent contractors. Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area. Operating Expenses shall not include Taxes, leasing commissions; repair costs paid by insurance proceeds or by any tenant or third party; the initial construction cost of the Building or any depreciation thereof; costs and expenses attributable to the correction of any construction defects in the initial construction of the Building or the construction of any additions to their Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications); machinery or equipment which is covered under warranty; promotional and advertising expenditures, accounting fee (other than those incurred with regard to Operating Expenses and items which benefit the property generally); fines and penalties resulting from Landlord’s gross negligence or willful misconduct; fees, costs and disbursements, including, without limitation, legal fees, relating to the negotiation or enforcement of leases, the surrender, termination or modification of any lease, disputes with tenants, curing Landlord’s default or performing work resulting from any violation by Landlord of the terms of any lease of space; any debt service or costs related to sale or financing of the Property; any capital expenses, except those which normally would be regarded as operating, maintenance, or repair costs; tenant improvements provided for any tenant; or any special services rendered to tenants (including Tenant) for which a separate charge is made.

(iii)

Taxes. Any form of assessment, rental tax, license tax, business license tax, levy, margin, charge, tax or similar imposition imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage, or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceedings for abatement thereof, including, without limitation, attorneys’ and consultants’ fees, and regardless of whether any abatement is obtained. Landlord’s income and franchise taxes are excluded from Taxes.

(iv)	Capital Costs. The annual cost of any capital improvements to the Property made by Landlord that are designed to increase safety, to reduce Operating Expenses, or to comply with any governmental law or regulation imposed after initial completion of the Building, amortized over such period as Landlord shall reasonably determine, together with a fixed annual interest rate equal to the Prime Rate plus 2% on the unamortized balance. The Prime Rate shall be the prime rate published in the Wall Street Journal on the date the construction is completed.

(c) Estimate of Tenant’s Share of Expenses. Before each Lease Year, and from time to time as Landlord deems appropriate, Landlord shall give Tenant estimates for the coming Lease Year of Operating Expenses, Taxes, Capital Costs and Tenant’s Share of Expenses. Landlord shall make reasonable efforts to provide estimates fifteen (15) days before the beginning of each Lease Year. Tenant shall pay one twelfth (1/12) of the estimated amount of Tenant’s Share of Expenses with each monthly payment of Base Rent during the Lease Year. Each Lease Year, Landlord shall give Tenant a statement (the “Share of Expenses Statement”) showing the Operating Expenses, Taxes, and Capital Costs for the prior Lease Year, a calculation of Tenant’s Share of Expenses due for the prior Lease Year and a summary of amounts already paid by Tenant for the prior Lease Year. Landlord shall make reasonable efforts to provide the Share of Expenses Statement within one hundred twenty (120) days after the end of the prior Lease Year. Any underpayment by Tenant shall be paid to Landlord within thirty (30) days after delivery of the Share of Expenses Statement; any overpayment shall be credited against the next installment of Base Rent due, provided that any overpayment shall be paid to Tenant within thirty (30) days if the Term has ended. No delay by Landlord in providing any Share of Expenses Statement shall be deemed a waiver of Tenant’s obligation to pay Tenant’s Share of Expenses.

f. Audit. Tenant, at its sole expense, shall have the right, within sixty (60) days after receiving the Annual Cost Statement for a particular year to review Landlord’s books and records relating to the Operating Expenses for such year. Such review shall be conducted only during regular business hours at Landlord’s office and only after Tenant gives Landlord fourteen (14) days prior written notice. Tenant shall deliver to Landlord a copy of the results of such review within fifteen (15) days thereafter. If Landlord and Tenant are not able to agree on the amount of any adjustments to Operating Expense within thirty (30) days following the delivery of Tenant’s results, Tenant, at its sole cost, shall hire an independent nationally recognized accounting firm mutually acceptable to both Landlord and Tenant that is not being compensated by Tenant on a contingency fee basis. The results of such audit shall be binding on the parties. All information obtained through the Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord and/or the Building as well as any compromise settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be held in strict confidence by the Tenant and its officers, agents, lenders and employees; and Tenant shall cause its auditor and any of its officers, agents, lenders and employees to be similarly bound. As a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed covenant from the auditor selected by Landlord and Tenant in a form reasonably satisfactory to Landlord acknowledging that all of the results of such audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and shall not be revealed in any manner to any person except upon prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, if required pursuant to any litigation between Landlord and Tenant, or if required by law. If within such sixty (60) day period Tenant does not give Landlord written notice stating in reasonable detail any objection to the Annual Cost Statement, Tenant shall be deemed to have approved such statement in all respects. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. If it is ultimately determined that Landlord has overstated the Operating Expense by more than five percent (5%), Landlord agrees to pay the auditor its reasonable fees associated with such audit (not to exceed $1,000.00). Notwithstanding anything contained in this paragraph, the total rent payable by Tenant shall in no event be less than the Base Rent.

ARTICLE IV DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

4.1 Condition of Premises. Landlord shall deliver the Premises to Tenant in its “as is” condition unless Landlord is required to construct tenant improvements pursuant to and in accordance with the terms set forth in Exhibit D of this Lease (“Tenant Improvements”). If Landlord is required to construct Tenant Improvements, such Tenant Improvements shall become and remain the property of Landlord.

4.2 Delay in Possession. If Landlord is required to construct Tenant Improvements pursuant to Exhibit D, and Landlord is unable to deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date for any reason whatsoever, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and this Lease shall continue in full force and effect.

4.3 Delivery and Acceptance of Possession. Tenant shall accept possession and enter in good faith occupancy of the entire Premises and commence the operation of its business therein within thirty (30) days after the Commencement Date. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance and an acknowledgment by Tenant that (i) Tenant has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition, (ii) except as otherwise specifically provided herein, Tenant accepts possession of the Premises in its then existing condition, “as-is”, including all patent and latent defects, (iii) Tenant Improvements have been completed in accordance with the terms of this Lease, except for defects of which Tenant has given Landlord written notice prior to the time Tenant takes possession, and (iv) neither Landlord, nor any of Landlord’s agents, has made any oral or written representations or warranties with respect to such matters other than as set forth in this Lease.

4.4 Early Occupancy. If Landlord agrees in writing to allow Tenant or its contractors to enter the Premises prior to the Commencement Date, Tenant (and its contractors) shall do so upon all of the provisions of this Lease (including Tenant’s obligations regarding indemnity and insurance), except those provisions regarding Tenant’s obligation to pay Base Rent, which obligation shall commence on the Commencement Date.

ARTICLE V ALTERATIONS AND TENANT’S PERSONAL PROPERTY

5.1 Alterations.

(a) Landlord’s Consent. Tenant shall not make any alterations, additions, installations, substitutes or improvements (“Alterations”) in and to the Premises without first obtaining Landlord’s written consent. Landlord shall not unreasonably withhold or delay its consent; provided, however, that Landlord shall have no obligation to consent to Alterations of a structural nature or Alterations that would violate the certificate of occupancy for the Premises or any applicable law, code or ordinance or the terms of any superior lease or mortgage affecting the Property. No consent given by Landlord shall be deemed as a representation or warranty that such Alterations comply with laws, regulations and rules applicable to the Property (“Laws”). Tenant shall pay Landlord’s reasonable costs of reviewing or inspecting any proposed Alterations and any other costs that may be incurred by Landlord as a result of such Alterations.

(b) Workmanship. All Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors approved by Landlord, and according to plans and specifications previously approved by Landlord. All work shall be done in compliance with all Laws, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies. Tenant shall be solely responsible for the effect of any Alterations on the Building’s structure and systems, notwithstanding that Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors. Upon completion of Alterations, Tenant shall provide Landlord with a complete set of “as-built” plans.

(c) Mechanics and Other Liens. Tenant shall keep the Property and Tenant’s leasehold interest therein free of any liens or claims of liens, and shall discharge (or bond around in a manner acceptable to Landlord) any such liens within fifteen (15) days of their filing. Before commencement of any work, Tenant’s contractor shall provide payment, performance and lien indemnity bonds required by Landlord (for work for which the cost exceeds $100,000), and Tenant shall provide evidence of such insurance as Landlord may require, naming Landlord as an additional insured. Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant.

(d) Removal of Alterations. All Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term. However, if Landlord gives Tenant notice, at least thirty (30) days before the end of the Term, to remove any Alterations, Tenant shall remove the Alterations, make any repair required by such removal, and restore the Premises to its original condition. Notwithstanding the foregoing, Landlord acknowledges and agrees that the building generator and Tenant’s Property is property of Tenant and Tenant shall be required to remove or dispose of same and repair and restore all damage caused thereby upon expiration of the Term or earlier termination of this Lease. In addition, if requested by Landlord, upon expiration of the Lease, Tenant shall return any computer/server room to Landlord in warehouse condition, including, without limitation, removal of raised flooring, wiring and cabling, and Tenant shall also be responsible for removing all other non-Building standard improvements not removed by the prior tenant consisting of the following: S. I. Baker Conveyor System, Miscellaneous Furniture and Equipment, Generator Pad, Dock High Fenced Area built for Commercial Refrigeration System, Access System and/or Alarm System, Server Room and all Equipment and cabling, Raised Floor in Server Area, Fire Suppression System in Server Room and Miscellaneous Shelving and/or Racks in Warehouse Area.

5.2 Tenant’s Personal Property.

(a) In General. Tenant may provide and install, and shall maintain in good condition, all trade fixtures, personal property, equipment, furniture and moveable partitions required in the conduct of its business in the Premises. All of Tenant’s personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant’s property (“Tenant’s Property”). Tenant’s Property shall include all property purchased by Tenant from the prior tenant.

(b) Landlord’s Lien. Tenant hereby pledges and conveys to Landlord a security interest (“Landlord’s Lien”) in all of Tenant’s Property as collateral security for the full and prompt payment of Base Rent and any additional rent as and when due and the full and faithful performance of Tenant’s covenants herein contained. Upon Landlord’s request, Tenant will execute and deliver financing statements and other documents reasonably required by Landlord to perfect Landlord’s Lien. Tenant also agrees that Landlord’s Lien may be enforced by distress sale, foreclosure, or by any other method, and that any and all costs incurred by Landlord by enforcement of this Landlord’s Lien shall be payable to Landlord by Tenant. Tenant may not remove all or substantially all of Tenant’s Property from the Premises prior to the end of the Term without Landlord’s prior written consent.

(c) Payment of Taxes. Tenant shall pay before delinquency all taxes levied against Tenant’s Property and any Alterations installed by or on behalf of Tenant. If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s Property, Landlord may pay such taxes, and Tenant shall upon demand repay to Landlord the portion of such taxes resulting from such increase.

ARTICLE VI LANDLORD’S COVENANTS

6.1 Services Provided by Landlord.

(a) Services. Landlord shall provide services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in buildings of a similar design in the area in which the Property is located.

(b) Utilities. Tenant shall pay all charges for gas, electricity, telephone and other utility services used, rendered or supplied upon or in connection with the Premises and shall indemnify Landlord against liability or damage on such account.

(c) Graphics and Signs. All signs, notices, graphics and decorations of every kind or character which are visible in or from the Common Areas or the exterior of the Premises shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion.

(d) Right to Cease Providing Services. In case of Force Majeure or in connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may reduce or suspend service of the Building’s utilities, facilities or supplies, provided that Landlord shall use reasonable diligence to restore such services, facilities or supplies as soon as possible. No such reduction or suspension shall constitute an actual or constructive eviction or disturbance of Tenant’s use or possession of the Premises.

6.2 Repairs and Maintenance. Landlord shall repair and maintain (i) the Common Areas, (ii) the structural portions of the Building, (iii) the exterior walls of the Building (including exterior windows and glazing), (iv) the roof, and (v) the basic plumbing, electrical, mechanical and heating, ventilating and air-conditioning systems serving the Premises, in the manner and to the extent customarily provided by landlords in similar buildings in the area. Tenant shall pay for such repairs as set forth in Paragraph 3.2. If any maintenance, repair or replacement is required because of any act, omission or neglect of duty by Tenant or its agents, employees, invitees or contractors, the cost thereof shall be paid by Tenant to Landlord as additional rent within thirty (30) days after billing.

6.3 Quiet Enjoyment. Upon Tenant’s paying the rent and performing its other obligations, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions of this Lease.

6.4 Insurance. Landlord shall insure the Property, including the Building and Tenant Improvements and approved Alterations, if any, against damage by fire and standard extended coverage perils, and shall carry public liability insurance, all in such reasonable amounts as would be carried by a prudent owner of a similar building in the area. Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable. Insurance obtained by Landlord shall not be in lieu of any insurance required to be maintained by Tenant. Landlord shall not carry any insurance on Tenant’s Property, and shall not be obligated to repair or replace any of Tenant’s Property.

ARTICLE VII TENANT’S COVENANTS

7.1 Repairs, Maintenance and Surrender.

(a) Repairs and Maintenance. Tenant shall keep the Premises in good order and condition, and shall promptly repair any damage to the Premises excluding glass in exterior walls. Tenant shall also repair any damage to the rest of the Property, including glass in exterior walls, if such damage is attributable to Tenant’s negligence or misuse caused by Tenant or its agents, employees, or invitees, licensees or independent contractors. All repairs shall be made in a workmanlike manner and any replacements or substitutions shall be of a quality, utility, value and condition similar to or better than the replaced or substituted item.

(b) Surrender. At the end of the Term, Tenant shall peaceably surrender the Premises in good order, repair and condition, except for reasonable wear and tear, and Tenant shall remove Tenant’s Property and (if required by Landlord) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Any property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall be responsible for costs and expenses incurred by Landlord in removing any Alterations and disposing of any such abandoned property, making any incidental repairs and replacements to the Premises, and restoring the Premises to its original condition.

7.2 Use.

(a) General Use. Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used in violation of any law or ordinance or of any certificate of occupancy issued for the Building or the Premises, or of the Rules and Regulations. Tenant shall not cause, maintain or permit any nuisance in, on or about the Property, or commit or allow any waste in or upon the Property.

(b) Obstructions and Exterior Displays. Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not, except as otherwise previously approved by Landlord, place or permit any signs, decorations, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, that may be visible from outside the Premises. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises.

(c) Floor Load. Tenant shall not place a load upon the floor of the Premises exceeding the load per square foot such floor was designed to carry, as determined by applicable building code.

(d) Compliance with Insurance Policies. Tenant shall not keep or use any article in the Premises, or permit any activity therein, which is prohibited by any insurance policy covering the Building, or would result in an increase in the premiums thereunder.

(e) Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached as Exhibit E (the “Rules and Regulations”), and all modifications thereto as made by Landlord and put into effect from time to time. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of the Rules and Regulations.

7.3 Assignment; Sublease. Tenant shall not assign its rights under this Lease nor sublet the whole or any part of the Premises without Landlord’s prior written consent. In the event that Landlord grants such consent, Tenant shall remain primarily liable to Landlord for the payment of all rent and for the full performance of the obligations under this Lease and any excess rents collected by Tenant shall be paid to Landlord. Tenant shall be responsible for payment of all costs incurred by Landlord in connection with any such request for Landlord’s consent to a proposed assignment or subletting, as provided in Paragraph 11.5. Any assignment or subletting which does not conform with this Paragraph 7.3 shall be void and a default hereunder. Landlord consents to Tenant’s sublease of approximately 2,000 rentable square feet of the Premises to Priority Healthcare, subject to Landlord’s approval of the sublease.

In addition to, but not in limitation of, the foregoing: in the event of a request by Tenant for Landlord’s consent to a proposed assignment of the Lease or a proposed subletting of twenty percent (20%) or more of the floor area of the Premises, Landlord, at Landlord’s sole option, may terminate the Lease; and in the event of a request by Tenant for Landlord’s consent to a proposed subletting of less than twenty percent (20%) of the floor area of the Premises, Landlord, at Landlord’s sole option, may cancel the Lease with respect to the area in question for the proposed term of such sublease. Landlord shall exercise any such option by written notice given to Tenant within thirty (30) days after Landlord’s receipt of such request from Tenant, and in each case such termination or cancellation shall take effect as of the date set forth in Landlord’s said notice, which shall be not less than sixty (60) days and not more than one hundred twenty (120) days after the date of Landlord’s said notice. If Landlord exercises any such option to terminate or cancel the Lease, Tenant shall surrender possession of the portion of the Premises to which the termination or cancellation applies on or before the date set forth in Landlord’s notice, in accordance with the provisions of this Lease relating to the surrender of the Premises at expiration of the Term. If the Lease is cancelled as to a portion of the Premises only, Base Rent after the date of such cancellation shall be abated on a pro-rata basis, as determined by Landlord, and Tenant’s Percentage shall be proportionally reduced. Landlord’s failure to exercise such option to terminate or cancel the Lease shall not be construed as Landlord’s consent to the proposed assignment or subletting.

Except as provided in this last paragraph, for purposes of this Paragraph 7.3, “assignment” shall include, without limitation: (i) any transfer of Tenant’s interest in this Lease by operation of law; (ii) any merger or consolidation of Tenant with or into any other firm or corporate entity, whether in a single transaction or a series of transactions; (iii) the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise (however, this shall not apply if Tenant is a publicly traded company); or (iv) any agreement by which Tenant agrees to enter into or execute any assignment or other transfer of the Lease at the direction of any other party, or assigns Tenant’s rights in and to the income arising from any such assignment or transfer to another party.

Notwithstanding anything to the contrary set forth herein, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to an Affiliate without the prior consent of Landlord, if all of the following conditions are first satisfied: (a) Tenant shall give Landlord at least thirty (30) days prior written notice of such assignment or subletting; (b) no Event of Default (or event which, with notice or lapse of time or both, would constitute an Event of Default) has occurred and is continuing under this Lease; (c) a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord; (d) the Premises shall continue to be operated solely for the use specified in this Lease; (e) Tenant shall pay all costs reasonably incurred by Landlord in connection with such assignment or subletting, including, without limitation, attorneys’ fees; (f) the Affiliate remains an Affiliate of Tenant during the Term of this Lease; and (g) the Net Worth of the Affiliate at the time of such assignment or subletting is equal to or greater than (i) the Net Worth of Tenant at the time of execution of the Lease or (ii) the Net Worth of Tenant at the time of said transfer. As used herein, the term “Affiliate” shall mean an entity which (i) directly or indirectly controls the subject party, (ii) is under the direct or indirect control of the subject party, (iii) is under common direct or indirect control with the subject party, (iv) with which the subject party is merged or consolidated, or (v) which acquires all or substantially all of the subject party’s assets or stock. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity. Tenant acknowledges and agrees (and agrees at the time of such assignment or subletting to confirm) that in each instance described above, Tenant shall remain liable for the performance of the terms and conditions of this Lease despite such assignment or subletting. “Net Worth” of Tenant as described in this Lease shall mean the unencumbered (e.g., not encumbered by any pledge, claim, lien, judgment, mortgage or other encumbrance), tangible net worth of said entity (excluding good will or the net worth of any guarantors), all as evidenced and determined in a manner reasonable satisfactory to Landlord.

7.4 Indemnity. Tenant, at Tenant’s expense, shall defend (with counsel satisfactory to Landlord), indemnify and hold harmless Landlord and Landlord’s agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant’s use and occupancy of the Premises or the Property, or any activity done or permitted by Tenant, in, on or about the Premises or the Property, (ii) any breach or default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious or illegal act or omission of Tenant, its agents, employees, invitees, licensees or contractors. The obligations of Tenant under this paragraph shall survive the expiration or termination of this Lease. Nothing in this paragraph shall relieve Landlord from, or require Tenant to indemnify Landlord against, liability for damages to property or injury to person caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. All property kept, stored or maintained in the Premises shall be at the sole risk of Tenant. Subject to the terms and conditions of this Lease, Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against any claim by any third party for damage to person or property in the common areas of the Building caused solely by the gross negligence or intentional misconduct of Landlord or any of Landlord’s employees or agents in the Common Areas, but specifically excluding any acts resulting from the negligence of Tenant.

7.5 Tenant’s Insurance. Tenant shall maintain in responsible companies qualified to do business, in good standing in the state in which the Premises are located and otherwise acceptable to Landlord and at its sole expense the following insurance: (i) comprehensive general liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to the Public Liability Insurance Amount and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located with respect to similar properties, (ii) workers’ compensation insurance with statutory limits covering all of Tenant’s employees working in the Premises, (iii) property insurance insuring Tenant’s Property for the full replacement value of such items and (iv) business interruption insurance. There shall be no deductible for liability policies and a deductible not greater than $10,000 for property insurance policies. Tenant shall deposit promptly with Landlord certificates for such insurance, and all renewals thereof, bearing the endorsement that the policies will not be canceled until after thirty (30) days’ written notice to Landlord. All policies shall be taken out with insurers with a rating of A-IX by Best’s and otherwise acceptable to Landlord.

7.6 Payment of Taxes. If at any time during the Term, any political subdivision of the state in which the Property is located, or any other governmental authority, levies or assesses against Landlord a tax or excise on rents or other tax (excluding income tax), however described, including but not limited to assessments, charges or fees required to be paid, by way of substitution for or as a supplement to real estate taxes, or any other tax on rent or profits in substitution for or as a supplement to a tax levied against the Property, Building or Landlord’s personal property, then Tenant will pay to Landlord as additional rent its proportionate share based on Tenant’s Percentage of said tax or excise.

7.7 Environmental Assurances.

(a) Covenants.

(i)	Tenant shall not cause any Hazardous Materials to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises unless the same is specifically approved in advance by Landlord in writing other than small quantities of retail, household, generator fuel and office chemicals customarily sold over-the-counter to the public and which are related to Tenant’s Permitted Uses so long as the same is compliance with all laws and codes.

(ii)	Tenant shall comply with all obligations imposed by Environmental Laws, and all other restrictions and regulations upon the use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(iii)	Tenant shall deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the use, generation, storage or disposal by Tenant of Hazardous Materials at, to or from the Premises and shall immediately notify Landlord both by telephone and in writing of any unauthorized discharge of Hazardous Materials or of any condition that poses an imminent hazard to the Property, the public or the environment.

(iv)	Tenant shall complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant’s use of the Premises and its use, generation, storage and disposal of Hazardous Materials at, to or from the Premises.

(v)	Tenant shall permit entry onto the Premises by Landlord or Landlord’s representatives at any reasonable time to verify and monitor Tenant’s compliance with its covenants set forth in this Paragraph 7.7 and to perform other environmental inspections of the Premises.

(vi)	If Landlord conducts any environmental inspections because it has reason to believe that Tenant’s activities have or are likely to result in a violation of Environmental Laws or a release of Hazardous Materials on the Property, then Tenant shall pay to Landlord, as additional rent, the costs incurred by Landlord for such inspections.

(vii)	Tenant shall cease immediately upon notice from Landlord any activity which violates or creates a risk of violation of any Environmental Laws.

(viii)	After notice to and approval by Landlord, Tenant shall promptly remove, clean-up, dispose of or otherwise remediate, in accordance with Environmental Laws and good commercial practice, any Hazardous Materials on, under or about the Property resulting from Tenant’s activities on the Property.

(b) Indemnification. Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs, liabilities or losses (including, without limitation, any decrease in the value of the Property, loss or restriction of any area of the Property, and adverse impact of the marketability of the Property or Premises) arising out of Tenant’s use, generation, storage or disposal of Hazardous Materials at, to or from the Premises. Notwithstanding anything contained in this Lease to the contrary, Tenant has no responsibility for any: (a) Hazardous Materials existing at the Building prior to Tenant’s occupancy or (b) Hazardous Materials, except those brought upon, produced, stored, transported, migrated, spilled, released, used, discharged or disposed of in the Building by (or at the direction of) Tenant or its employees, contractors, assignees, sublessees, invitees, agents and affiliates (collectively, “Tenant Party”); provided, however, Tenant shall be liable to Landlord and the indemnifications set forth in this Section and the Lease shall be applicable for all loss, cost, damage, liability or expense (as provided in this Lease) to any environmental condition or circumstance arising from Tenant’s operations at the Building, Tenant’s products and/or Tenant’s use of the Building from any cause whatsoever, including, without limitation, those losses, liabilities and expenses caused by fire (including hostile fire) or other casualty, earthquake, acts of God, strikes, terrorism, boycotts, war, riot, insurrection, embargoes and shortages of equipment, labor or materials (by way of example, and not limitation, in the event of an earthquake that causes Tenant’s products to spill or migrate into ground water, Tenant would be liable for the clean-up as well as all indemnity obligations and/or other obligations under this Lease.

(c) Definitions. Hazardous Materials shall include but not be limited to substances defined as “hazardous substances”, “toxic substances”, or “hazardous wastes” in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as

amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended; those substances defined as “hazardous substances”, “materials”, or “wastes” under the law of the state in which the Premises are located; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws (“Environmental Laws”); materials containing asbestos or urea formaldehyde; gasoline and other petroleum products; flammable explosives; radon and other natural gases; and radioactive materials.

(d) Survival. The obligations of Tenant in this Paragraph 7.7 shall survive the expiration or termination of this Lease.

7.8 Americans With Disabilities Act. Tenant shall comply with the Americans with Disabilities Act of 1990 (“ADA”) and the regulations promulgated thereunder. Tenant hereby expressly assumes all responsibility for compliance with the ADA relating to the Premises and the activities conducted by Tenant within the Premises. Any Alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

ARTICLE VIII DEFAULT

8.1 Default. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a) The failure by Tenant to make any payment of Base Rent or additional rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, that Landlord shall not be required to provide such notice more than once during each consecutive 12-month period with respect to non-payment of Rent, the third such non-payment constituting a default without requirement of notice;

(b) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (a) above, where such failure shall continue for a period of more than thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period, diligently prosecutes such cure to completion, and completes such cure no later than sixty (60) days from the date of such notice from Landlord;

(c) The failure by Tenant, Guarantor (if any), or any present or future guarantor of all or any portion of Tenant’s obligations under this Lease to pay its debts as they become due, or Tenant or any such Guarantor (if any) becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Paragraph 101 et seq. (or any similar petition under any insolvency law of any jurisdiction) and such petition is not dismissed within sixty (60) days thereafter, proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or Guarantor (if any); or

(d) If the leasehold estate under this Lease or any substantial part of the property or assets of Tenant or of Guarantor of this leasehold is taken by execution, or by other process of law, or is attached or subjected to any involuntary encumbrance if such attachment or other seizure remains undismissed or undischarged for a period of ten business (10) days after the levy thereof.

8.2 Remedies of Landlord and Calculation of Damages.

(a) Remedies. In the event of any default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord may, at its option and without further notice exercise any or all of the following remedies:

(i)	Terminate the Lease and upon notice to Tenant of termination of the Lease all rights of Tenant hereunder shall thereupon come to an end as fully and completely as if the date such notice is given were the date originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord and Landlord shall have the right, without judicial process, to re-enter the Premises. No such expiration or termination of the Lease shall relieve Tenant of its liability and obligations under the Lease.

(ii)	Accelerate the payment of Base Rent and all additional rent under this Lease for the remainder of the Term and terminate the Lease in the same manner, and with the same force and effect, as provided in clause (i) above.

(iii)	Enter the Premises and cure any default by Tenant and in so doing, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord, and all incidental costs and expenses, including reasonable attorneys’ fees, shall be considered additional rent under this Lease and shall be payable to Landlord immediately upon demand, together with interest from the date of demand to the date of payment at the maximum lawful rate permitted to be charged by Landlord.

(b) Calculation of Damages. If this Lease is terminated as provided in Paragraph 8.2(a)(i) above, Tenant, until the end of the Term, or what would have been such Term in the absence of any such event, shall be liable to Landlord, as damages for Tenant’s default, for the amount of the Base Rent and all additional rent and other charges which would be payable under this lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting of the Premises actually collected by Landlord after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys’ fees, alteration costs and expenses of preparation of the Premises for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Base Rent would have been payable as if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant such damages monthly as the same shall arise.

If Base Rent and additional rent are accelerated and this Lease is terminated as provided in Paragraph 8.2(a)(ii) above, Tenant shall be liable to pay to Landlord, in one payment, as damages for Tenant’s default, an amount equal to the total amount of Base Rent and additional rent reserved in this Lease from the date of default to the date of expiration of the Term discounted at a fixed annual interest rate equal to the Federal Funds Rate as published in the Wall Street Journal on the date of Landlord’s election to accelerate the rents hereunder.

Whether or not the Lease is terminated, Landlord shall in no way be responsible or liable for any failure to relet the Premises or for any failure to collect any rent upon such reletting.

(c) No Limitations. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(d) Cumulative Remedies. Landlord’s remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant’s default or threatened default under this Lease, including, without limitation, the remedies of injunction and specific performance.

ARTICLE IX CASUALTY AND EMINENT DOMAIN

9.1 Casualty.

(a) Casualty in General. If, during the Term, the Premises, the Building or the Lot, are wholly or partially damaged or destroyed by fire or other casualty, and the casualty renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then Landlord shall, within sixty (60) days of the date of the damage, give Tenant a notice (“Damage Notice”) stating whether, according to Landlord’s good faith estimate, the damage can be repaired within three hundred sixty (360) days from the date of damage (“Repair Period”), without the payment of overtime or other premiums. The parties’ rights and obligations shall then be governed according to whether the casualty is an Insured Casualty or an Uninsured Casualty as set forth in the following paragraphs.

(b) Insured Casualty. If the casualty results from a risk, the loss to Landlord from which is fully covered by insurance maintained by Landlord or for Landlord’s benefit (except for any deductible amount), it shall be an “Insured Casualty” and governed by this Paragraph 9.1(b). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, then Landlord shall promptly proceed to make the repairs, this Lease shall remain in full force and effect, and Base Rent shall be reduced, during the period between the casualty and completion of the repairs, in proportion to the portion of the Premises that is inaccessible or unusable during that period and which is, in fact, not utilized by Tenant. Base Rent shall not be reduced by reason of any portion of the Premises being unusable or inaccessible for a period of five (5) business days or less. If the Damage Notice states that the repairs cannot, in Landlord’s estimate, be completed within the Repair Period without the payment of overtime or other premiums, then either party may, terminate this Lease by written notice given to the other within thirty (30) days after the giving of the Damage Notice. If either party elects to terminate this Lease, the lease shall terminate as of the date of the occurrence of such damage or destruction and Tenant shall vacate the Premises five (5) business days from the date of the written notice terminating the Lease. If neither party so terminates, then this Lease shall remain in effect, Landlord shall make repairs, and Base Rent shall be proportionately reduced as set forth above during the period when the Premises is inaccessible or unusable and is not used by Tenant.

(c) Uninsured Casualty. If the casualty is not an Insured Casualty as set forth in the previous paragraph, it shall be an “Uninsured Casualty” governed by this Paragraph 9.1(c). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, Landlord may elect, by written notice given to Tenant within thirty (30) days after the Damage Notice, to make the repairs, in which event this Lease shall remain in effect and Base Rent shall be proportionately reduced as set forth above. If Landlord does not so elect to make the repairs, or if the Damage Notice states that the repairs cannot be made within the Repair Period, this Lease shall terminate as of the date of the casualty and Tenant shall vacate the Premises five (5) business days from the date of Landlord’s written notice to Tenant terminating the Lease.

(d) Casualty within final six months of Term. Notwithstanding anything to the contrary contained in this Paragraph 9.1, if the Premises or the Building is wholly or partially damaged or destroyed within the final six (6) months of the Term of this Lease, Landlord shall not be required to repair such casualty and either Landlord or Tenant may elect to terminate this Lease.

(e) Tenant Improvements and Alterations. If Landlord elects to repair after a casualty in accordance with this Paragraph 9.1, Landlord shall cause Tenant Improvements and Alterations which Landlord has approved, to be repaired and restored at Landlord’s sole expense. Landlord shall have no responsibility for any personal property placed or kept in or on the Premises or the Building by Tenant or Tenant’s agents, employees, invitees or contractors and Landlord shall not be required to repair any damage to, or make any repairs to or replacements of, such personal property.

(f) Exclusive Remedy. This Paragraph 9.1 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building.

(g) Waiver of Subrogation. Landlord and Tenant shall cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy.

9.2 Eminent Domain.

(a) Eminent Domain in General. If the whole of the Premises, or so much of the Premises as to render the balance unusable by Tenant, shall be taken or appropriated under the power of eminent domain or condemnation (a “Taking”), either Landlord or Tenant may terminate this Lease and the termination date shall be the date of the Order of Taking, or the date possession is taken by the Taking authority, whichever is earlier. If any part of the Property is the subject of a Taking and such Taking materially affects the normal operation of the Building or Common Areas, Landlord may elect to terminate this Lease. A sale by Landlord under threat of a Taking shall constitute a Taking for the purpose of this Paragraph 9.2. No award for any partial or entire Taking shall be apportioned. Notwithstanding the foregoing, if any part of the Premises is permanently Taken and such Taking materially and adversely prevents Tenant from conducting its business in the Premises, then, in such event, Tenant may, as its sole remedy, terminate this Lease upon written notice to Landlord given within thirty (30) days following the Taking, unless Tenant is relocated by Landlord to other comparable space. Landlord shall receive (subject to the rights of Landlord’s mortgagees) and Tenant hereby assigns to Landlord any award which may be made and any other proceeds in connection with such Taking, together with all rights of Tenant to such award or proceeds, including, without limitation, any award or compensation for the value of all or any part of the leasehold estate; provided that nothing contained in this Paragraph 9.2(a) shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award pursued by Tenant or made to Tenant for (i) the taking of Tenant’s Property, or (ii) interruption of or damage to Tenant’s business, or (iii) Tenant’s moving and relocation costs.

(b) Reduction in Base Rent. In the event of a Taking which does not result in a termination of the Lease, Base Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord shall restore the Premises or the Building to the extent of available proceeds or awards from such Taking. Landlord shall not be required to repair or restore any damage to Tenant’s Property or any Alterations.

(c) Sole Remedies. This Paragraph 9.2 sets forth Tenant’s and Landlord’s sole remedies for Taking. Upon termination of this Lease pursuant to this Paragraph 9.2, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arise or accrue prior to such termination.

ARTICLE X RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1 Subordination. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, ground lease or other matters or record (“Senior Interests”) which now or at any time hereafter encumber the Property and Tenant shall, within twenty (20) days of Landlord’s request, execute and deliver to Landlord such recordable written instruments as shall be necessary to show the subordination of this Lease to such Senior Interests. Notwithstanding the foregoing, if any holder of a Senior Interest succeeds to the interest of Landlord under this Lease, then, at the option of such holder, this Lease shall continue in full force and effect and Tenant shall attorn to such holder and to recognize such holder as its landlord.

10.2 Mortgagee’s Consent. No assignment of the Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the Rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord’s mortgagees of record, if any.

10.3 Subordination, Attornment and Non-Disturbance Agreement. In the event Landlord encumbers the Building with a mortgage, Tenant’s subordination shall not be effective until Landlord obtains from the holder of a senior interest a subordination and non-disturbance agreement on said mortgagee’s standard form (“SNDA”).

ARTICLE XI GENERAL

11.1 Representations by Tenant. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading. Tenant represents and warrants that those persons executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon Tenant in accordance with its terms, and simultaneously with the execution of this Lease, Tenant shall deliver evidence of such authority to Landlord in form satisfactory to Landlord.

11.2 Notices. Any notice required or permitted hereunder shall be in writing. Notices shall be addressed to Landlord c/o Manager at Manager’s Address and to Tenant at Tenant’s Address. Any communication so addressed shall be deemed duly given when delivered by hand, one (1) day after being sent by Federal Express (or other guaranteed one day delivery service) or three (3) days after being sent by registered or certified mail, return receipt requested. Either party may change its address by giving notice to the other.

11.3 No Waiver or Oral Modification. No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver. No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.

11.4 Severability. If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

11.5 Requests by Tenant. Tenant shall pay, on demand, all costs incurred by Landlord, including without limitation reasonable attorneys’ fees, in connection with any matter requiring Landlord’s review or consent or any other requests made by Tenant under this Lease, regardless of whether such request is granted by Landlord.

11.6 Estoppel Certificate and Financial Statements.

(a) Estoppel Certificate. Within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Base Rent currently payable by Tenant to Landlord; (iii) Tenant’s Percentage and Tenant’s Share of Expenses currently payable by Tenant to Landlord; (iv) the date to which Base Rent and Tenant’s Share of Expenses have been paid in advance; (v) the amount of any security deposited with Landlord; (vi) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (vii) such other matters as may be reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord; and there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against rent.

(b) Financial Statements. Tenant shall, without charge therefor, at any time, within ten (10) days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant’s most recent financial statements. All requests made by Tenant regarding renewals or expansions must be accompanied by Tenant’s most recent financial statements. All requests made by Tenant regarding subleases, or assignments must be accompanied by Tenant’s prospective subtenant’s and prospective assignee’s most recent financial statements.

11.7 Waiver of Liability. Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage. Each party shall notify its insurers that the foregoing waiver is contained in this Lease.

11.8 Execution, Prior Agreements and No Representations. This Lease shall not be binding and enforceable until executed by authorized representatives of Landlord and Tenant. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings, whether written or oral, between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

11.9 Brokers. Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except Broker. Landlord shall be responsible for any commission payable to Broker by separate written agreement. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

11.10 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership.

11.11 Applicable Law and Lease Interpretation. This Lease shall be construed, governed and enforced according to the laws of the state in which the Property is located. In construing this Lease, paragraph headings are for convenience only and shall be disregarded. Any recitals herein or exhibits attached hereto are hereby incorporated into this Lease by this reference. Time is of the essence of this Lease and every provision contained herein. The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

11.12 Costs of Collection, Enforcement and Disputes. Tenant shall pay all costs of collection, including reasonable attorneys’ fees, incurred by Landlord in connection with any default by Tenant. If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs as part of any award. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Premises, and/or claim of injury or damage.

11.13 Holdover. If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall, at the election of Landlord (i) become a tenant at sufferance only on a month-to-month basis subject to the terms and conditions herein specified, so far as applicable; or (ii) be deemed to have renewed this Lease for a one year period under the terms and conditions herein specified, so far as applicable. In either case, Tenant shall pay rent during the holdover period, at a base rental rate equal to one hundred fifty percent (150%) of the Base Rent in effect at the end of the Term, plus the amount of Tenant’s Share of Expenses then in effect. Tenant shall also be liable for all damages sustained by Landlord on account of such holding over.

11.14 Force Majeure. If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party’s reasonable control (“Force Majeure”), the performance of such act shall be excused for a period equal to the period of prevention or delay. A party’s financial inability to perform its obligations shall in no event constitute Force Majeure. Nothing in this Paragraph 11.14 shall excuse or delay Tenant’s obligation to pay any rent or other charges due under this Lease.

11.15 Limitation On Liability. Landlord, and its partners, directors, officers, shareholders, trustees or beneficiaries, shall not be liable to Tenant for any damage to or loss of personal property in, or to any personal injury occurring in, the Premises, unless such damage, loss or injury is the result of the gross negligence of Landlord or its agents as determined by a final non-appeal judicial proceeding. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In the event of any default by Landlord under this Lease, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Property.

11.16 Notice of Landlord’s Default. The failure by Landlord to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Landlord shall not constitute a default by Landlord unless such failure shall continue for a period of more than thirty (30) days after written notice thereof from Tenant to Landlord specifying Landlord’s default; provided, however, that if the nature of Landlord’s default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion. Tenant shall, simultaneously with delivery to Landlord, provide written notice specifying the Landlord default to the holder of any first mortgage or deed of trust covering the Premises whose name and address have been furnished to Tenant in writing.

11.17 Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. If this Lease is terminated before the Term expires the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact, coupled with an interest, with full power of substitution to execute such instrument.

11.18 Security Deposit. Upon the execution and delivery of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held as security for Tenant’s performance as herein provided and refunded to Tenant at the end of the Term subject to Tenant’s satisfactory compliance with the conditions hereof. The Security Deposit may be commingled with other funds of Landlord and no interest shall accrue thereon or be payable by Landlord with respect to the Security Deposit. If all or any part of the Security Deposit is applied to an obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the Security Deposit to its original amount.

11.19 Generator. Subject to the terms and conditions set forth herein, Tenant may, at its sole expense, install, operate, maintain and remove the emergency generator equipment (the “Emergency Generator Equipment”) serving the Premises, in accordance with the following:

(a) The Emergency Generator Equipment may only be used as a backup power supply in the event of a power outage to the Premises.

(b) The Emergency Generator Equipment may be operated during the period from 9 p.m. through 6 a.m. for testing purposes not more than one (1) time per week, and for not more than thirty (30) minutes, provided that the same is in accordance with all applicable laws, permits, rules and regulations.

(c) The location and amount of space of the Emergency Generator Equipment shall remain where presently located.

(d) Intentionally Deleted.

(e) Tenant shall, at its sole expense, obtain any municipal, state or federal permits and/or licenses required for the installation and operation of the Emergency Generator System, and copy of each permit or license shall be submitted to Landlord.

(f) Tenant shall obtain appropriate insurance for, and such insurance required by Landlord from time to time, and assumes full responsibility for the installation, operation, engineering and maintenance of all the Emergency Generator Equipment installed by Tenant. Such insurance shall be maintained with a nationally-recognized responsible insurance carrier licensed in the State of Florida that is reasonably acceptable to Landlord, and otherwise shall be in amount and form reasonably acceptable to Landlord and shall name Landlord as an additional insured. Tenant shall indemnify, defend, and save harmless Landlord from and against any and all costs (including reasonably attorneys fees), damages, expense and liability (including statutory liability, liability under Workers Compensation laws and mechanic’s liens), in connection with claims or damages as a result of injury or death of any person or property damage due to any acts or omissions or negligence of Tenant, Tenant’s agents, employees, customers, invitees, contractors, and subcontractors in connection with the Emergency Generator Equipment.

(g) All costs for such Emergency Generator Equipment installation, including without limitation, the cost of a fuel tank, fuel, batteries, piping and other ancillary equipment reasonably necessary to the operation of the Emergency Generator Equipment, will be at Tenant’s sole expense and in compliance with all laws.

(h) The Emergency Generator Equipment shall be operated in a manner to not interfere with the use or operation of other equipment installed at the Building or in the common areas.

(i) Tenant and its contractors, agents and subcontractors, may access the Emergency Generator Equipment at any time and from time to time, at their own risk.

(j) Intentionally Deleted.

(k) During the Term of the Lease, Tenant shall keep the Emergency Generator Equipment in good condition and repair and allow no waste thereon. Upon termination or expiration of the Lease. Tenant will remove the Emergency Generator Equipment and all of its related equipment and reimburse Landlord for the cost of repairing any damage caused by removal of the Emergency Generator Equipment or any ancillary equipment.

(l) The rights set forth in this Section 11.19 are granted by Landlord to Tenant, are personal to Tenant and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone, except to an entity which merges into Tenant or purchases all or substantially all of Tenant’s assets. Except as provided in the prior sentence, any assignment of these rights without Landlord’s prior written consent, which may be withheld in Landlord’s reasonable discretion, shall be void and, at Landlord’s election, shall constitute a material default hereunder.

11.20 Radon. Radon is a naturally occurring radioactive gas, that when it has accumulated in a building in sufficient quantities, may present a health risk to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, which includes the cover sheet, the foregoing Standard Provisions, Additional Provisions, if any, and Exhibits attached to this Lease, with the intent that each of the parties shall be legally bound thereby and that this Lease shall become effective as of the Date of Lease.

WITNESSES:	TENANT:

FARO TECHNOLOGIES, INC., a Florida corporation

/s/ John Townsley	By:	/s/ Jay W. Freeland
	Name:	Jay W. Freeland
/s/ Susan Jenik	Title:	President & CEO

	Date:	September 14, 2007

LANDLORD:
WITNESSES:
SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian corporation

/s/ Elizabeth Robichaud	By:	/s/ Thomas V. Pedulla
	Name:	Thomas V. Pedulla
	Title:	Senior Managing Director

	Date:	September 26, 2007
WITNESSES:

/s/ Anna-Jean Creegan	By:	/s/ Charles S. Andes
	Name:	Charles S. Andes
	Title:	Managing Director

	Date:	September 26, 2007

PART III ADDITIONAL PROVISIONS

The following provisions (“Additional Provisions”) identified below and attached and/or set forth below are included as part of the Lease between Landlord and Tenant. Capitalized terms used in any of the Additional Provisions and not otherwise defined shall have the meanings given such terms in Part I and Part II of this Lease. Unless express reference is made to a provision in Part I and Part II of this Lease for the purpose of modifying such provision, in the event of any conflict between the Additional Provisions and the provisions of Part I and Part II of this Lease, the provisions contained in Parts I and II shall control.

EXTERIOR SIGNAGE

Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense and subject to all applicable laws and codes related thereto, to install one (1) exterior sign on the façade of the Building above the main entrance to the Building (the “Exterior Signage”). The graphics, lighting, size, location, POA standards, aesthetics, material, color and installation of such signage shall be subject to the prior written consent of (a) the City of Lake Mary, (b) Landlord and/or (c) any other entity having approval rights. Tenant shall maintain the Exterior Signage at Tenant’s sole cost and expense and in conformity with all applicable laws and codes. Notwithstanding the foregoing, if during the Term of the Lease, Tenant commits any uncured monetary default, abandons or vacates the Premises, assigns or subleases all or any portion of the Premises (other that to Priority Healthcare for approximately 1,000 rentable square feet), then Tenant’s right to the Exterior Signage shall automatically terminate and Tenant shall remove such signage and repair any and all damage caused thereby, including, without limitation, restoring the façade to match the remaining façade. The rights of Tenant contained in this Lease shall apply only for the benefit of the undersigned Tenant and shall not apply in favor of any assignee or sublessee of Tenant. Tenant shall be required to remove the sign and repair all damages (including, without limitation, matching the façade) caused thereby after expiration or earlier termination of the Lease.

TENANT:
WITNESSES:
FARO TECHNOLOGIES, INC., a Florida corporation

	By:	/s/ Jay W. Freeland
	Name:	Jay W. Freeland
	Title:	President & CEO

	Date:	September 14, 2007

LANDLORD:
WITNESSES:
SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian corporation

	By:	/s/ Thomas V. Pedulla
	Name:	Thomas V. Pedulla
	Title:	Senior Managing Director
WITNESSES:
	Date:	September 26, 2007

	By:	/s/ Charles S. Andes
	Name:	Charles S. Andes
	Title:	Managing Director

	Date:	September 26, 2007

EXHIBIT C

NOTICE OF LEASE TERM DATES

Date:

[Tenant]

Re: Lease dated                      between Sun Life Assurance Company of Canada, Landlord, and FARO Technologies, Inc., Tenant, (the “Lease”) concerning the Premises (as defined in the Lease) located at 250 Technology Parkway, Lake Mary, Florida 32746

Ladies and Gentlemen:

In accordance with the Lease, please confirm the following by signing below:

1. The Premises have been accepted by Tenant as being substantially complete in accordance with the Lease, and there is no deficiency in construction.

2. Tenant has possession of the Premises. The Commencement Date of the Lease is                      and the Term shall end on                     .

Your rent checks should be made payable to                                                               [Manager].

AGREED AND ACCEPTED

TENANT:	MANAGER:

FARO TECHNOLOGIES, INC.	CRESCENT RESOURCES, LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT D

TENANT FINISH WORK: ALLOWANCE

1. Except as set forth on this Exhibit, Tenant accepts the Premises “AS-IS” and acknowledges that Landlord has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto.

2. Landlord will have prepared the Working Drawings for the Premises. Tenant will review and approve the Working Drawings within five (5) business days following receipt thereof. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, which shall be carpet and paint. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. All changes in the Work must receive the prior written approval of Landlord, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible “as-built” plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

3. Landlord will cause the Work to be performed by contractors and subcontractors approved in writing by Landlord.

4. If a delay in the performance of the Work occurs (each delay being a “Tenant Delay”) (a) because Tenant does not timely approve the Working Drawings; (b) because of any change by Tenant to the Working Drawings, (c) because of any specification by Tenant of materials or installations that are not available, or (d) if Tenant, any contractor or subcontractor, or Tenant’s agents otherwise delays completion of the Work, then, notwithstanding any provision to the contrary in this Lease, Tenant’s obligation to pay Base Rent and Tenant’s share of Excess shall commence on the scheduled Commencement Date.

5. Tenant shall bear the entire cost of performing the Work (including, without limitation, space planning and construction document fees, design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, approved signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined). Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings, itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord 50% of the amount by which the estimated Total Construction Costs exceed the Construction Allowance. Tenant shall pay to Landlord, within ten (10) days after Landlord’s delivery to Tenant of an appropriate invoice, an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (i) the amount of the payments already made by Tenant, (ii) the amount of the Construction Allowance, and (iii) the cost reasonably estimated by Landlord for completing all “punch list” items; finally, upon completion of the punch list items, Tenant shall pay to Landlord the costs incurred in completing the same.

6. Landlord shall provide to Tenant a construction allowance (the “Construction Allowance”) equal to the lesser of (a) $3.00 per rentable square foot in the Premises or (b) the Total Construction Costs, as adjusted for any approved changes to the Work. Any unspent portion of the Construction Allowance remaining as of the Commencement Date shall be retained by Landlord without credit or reimbursement to Tenant. The Construction Allowance shall only be used for one (1) initial space plan and one revision and normal hard improvement costs. All cabling and wiring shall be at Tenant’s sole expense.

7. Landlord or its affiliate shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Building, and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to four percent (4%) of the Construction Allowance, which may be deducted from the Construction Allowance. In addition, Landlord’s project manager shall receive a supervisory fee for review of plans, permit process supervision and overseeing the Work.

8. Tenant will be performing other improvements pursuant to which terms and conditions of the Lease shall apply.

9. To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Work and the Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C

NOTICE OF LEASE TERM DATES

Date: October 1, 2007

[Tenant]

FARO Technologies, Inc.

250 Technology Parkway

Lake Mary, FL 32746

Re: Lease dated September 26, 2007 between Sun Life Assurance Company of Canada, Landlord, and FARO Technologies, Inc., Tenant, (the “Lease”) concerning the Premises (as defined in the Lease) located at 250 Technology Parkway, Lake Mary, Florida 32746

Ladies and Gentlemen:

In accordance with the Lease, please confirm the following by signing below:

1. The Premises have been accepted by Tenant as being substantially complete in accordance with the Lease, and there is no deficiency in construction.

2. Tenant has possession of the Premises. The Commencement Date of the Lease is October 1, 2007 and the Term shall end on February 28, 2013.

Your rent checks should be made payable to Sun Life Assurance Company of Canada [Manager].

AGREED AND ACCEPTED

TENANT:		MANAGER:

FARO TECHNOLOGIES, INC.		CRESCENT RESOURCES, LLC

By:	/s/ Jay W. Freeland	By:	/s/ Whit Duncan
Name:	Jay W. Freeland	Name:	Whit Duncan
Title:	President & CEO	Title:	Sr. Vice President - Florida